Attachment A

Intermarket Corporation
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Lionel Goldfrank III (1)                                      President
Ian R. MacKenzie (1)                                          Vice President
Thomas P. Borger (1)                                          Vice President
David B. Forer (1)                                            Vice President


Fernwood Associates, L.P.
Fernwood Foundation Fund, L.P.
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Lionel Goldfrank III (1)(2)
Ian R. MacKenzie (1)(2)
Thomas P. Borger (1)(2)
David B. Forer (1)(2)


Fernwood Restructurings, Ltd.
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Ian R. MacKenzie (1)(2)
David B. Forer (1)(2)
Lionel Goldfrank III (1)(2)

Ian D. Fair (Bahamian Citizen)
Chairman of MeesPierson (Bahamas) Limited
(Administrator of Fernwood Restructurings)
404 E. Bay St.
Windermere House, P.O. Box SS 5539
Nassau, Bahamas

Jacques Bouteiller (French Citizen)
Retired
1 rue de L'Aigle
Compienge, France

Steven Carey (Bahamian Citizen)
Deputy General Manager of Mees Pierson (Bahamas) Limited and Manager of Trust 404 E. Bay St.
Windermere House, P.O. Box SS 5539
Nassau, Bahamas

Joan L. Thompson (Bahamian Citizen)
Manager Corporate Secretarial of Mees Pierson
404 E. Bay Street
Windermere House, P.O. Box SS 5539
Nassau, Bahamas

(1) Messrs. Goldfrank, MacKenzie, Borger and Forer each has as his business address, the address of Intermarket Corporation. Each of them is a U.S. citizen.
(2) Messrs. Goldfrank, MacKenzie, Borger and Forer each has as his principal occupation or employment, the position with Intermarket Corporation listed above.